ARTICLES OF INCORPORATION

                                       OF

                        IMAGING DIAGNOSTIC SYSTEMS, INC.


         The undersigned subscribers to these Articles of Incorporation, natural persons competent to contract, hereby form a corporation under Chapter 607 of the laws of the State of Florida.


                                 ARTICLE I. NAME

         The name of the corporation shall be:

                        IMAGING DIAGNOSTIC SYSTEMS, INC.

         The principal place of business of this corporation shall be 10281 N.W. 46th Street, Sunrise, Florida, 33351

                         ARTICLE II. NATURE OF BUSINESS

           This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                           ARTICLE III. CAPITAL STOCK

         The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any one time is 50,000,000 (Fifty Million) shares. The 50,000,000 shares of capital stock of the Corporation with no par value is divided as follows: 48,000,000 shares of Common Stock no par value; and, 2,000,000 shares of Preferred Stock with no par value.

         The shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributed ratably among the holders of Common Stock, subject to the prior rights of any


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outstanding Preferred Stock and payment of other claims of creditors. Holders of
Common Stock have no preemptive, subscription, redemption or conversion rights.

         The shares of Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation is authorized to establish and designate series and to fix the number of shares and the relative voting, dividend, conversion, liquidation, redemption, and other rights, preferences, and limitations as between series, subject to such limitations as may be prescribed by law; that the proper officers of the corporation are by this means authorized to make, subscribe, acknowledge, execute, and file, or cause to be filed, such certificate or certificates as may be required under the laws of the state of Florida and other jurisdictions to give effect to the proposal, as presented in the proxy statement, or as may be required in connection with the issuance of shares of preferred stock in series from time to and things as in its discretion may be necessary or advisable in connection with such proposal.

                               ARTICLE IV. ADDRESS

         The name and street address of the registered agent of the Corporation is CT Corporation Systems, 1200 S. Pine Island Road, Plantation, Florida, 33324.

                          ARTICLE V. TERM OF EXISTENCE

         This corporation is to exist perpetually.

                       ARTICLE VI. OFFICERS AND DIRECTORS

         The name and street address of the Board of Directors are as follows:

         Richard J. Grable
         7400 S.W. 13th Street
         Plantation, Florida

         Linda B. Grable
         7400 S.W. 13th Street
         Plantation, Florida

         Allan L. Schwartz
         5152 N.W. 99th Lane
         Coral Springs, Florida


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                          ARTICLE VII. INDEMNIFICATION

         1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

         2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

         3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action suit, or proceeding as

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authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.


         IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 26th day of June, 1995, to be effective as of July 1, 1995.

                                       /s/ Peter S. Knezevich
                                       --------------------------------
                                       Peter S. Knezevich


STATE OF FLORIDA  )
                  : ss.
COUNTY  OF BROWARD)

         BEFORE ME, a Notary Public authorized to take acknowledgments in the State and County set forth above, personally appeared Peter S. Knezevich known to be and known by me to be the person who executed the foregoing Articles of Incorporation, and he acknowledged before me that he executed those Articles of Incorporation and presented the following form of identifications: Drivers License.

         IN WITNESS WHEREOF, I have set my hand and seal in the State and County above, this 26 day of June, 1995.

                                                  /s/ Dennis Duvernois
                                                  --------------------------
                                                  Notary Public
                                                  State of Florida at Large

My Commission Expires:

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                 CERTIFICATE DESIGNATING REGISTERED AGENT AND
                PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF
                 PROCESS WITHIN FLORIDA, AND ACCEPTANCE OF AGENT
                         UPON WHOM PROCESS MAY BE SERVED


         In compliance with Sections 48.091 and 607.034, Florida Statutes, the following is submitted:

         That Imaging Diagnostic Systems, Inc. desiring to organize or qualify under the laws of the State of Florida, with its principal place of business at 10281 N.W. 46th Street, Sunrise, Florida, has named C.T. Corporate Systems as its agent to accept service of process within Florida.

Dated: June 26, 1995


                                        /s/ Peter S. Knezevich
                                        --------------------------------
                                        Peter S. Knezevich


         Having been named to accept service of process for the above named corporation, at the place designated in this certificate, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper performance of my duties.



                                        /s/ CT Systems
                                        ----------------------------
                                        Registered Agent

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